Exhibit 99.1

H/Cell Energy Announces Restructuring Changes

Jersey City, NJ, October 5, 2020 (GLOBE NEWSWIRE) — H/Cell Energy Corporation (OTCQB-HCCC) (the “Company”), a company that focuses on the production of hydrogen for clean energy applications, has announced several restructuring changes in order to take advantage of the hydrogen production market opportunities.

The Company has changed its name to Vision Hydrogen Corporation and will focus on the production of hydrogen for clean energy applications including transportation and power requirements. This is in line with the recent investment made by the Company in VoltH2 Holdings AG (“VoltH2”), a Swiss corporation developing scalable green hydrogen production projects primarily in Europe. VoltH2 is currently developing a 25MW green hydrogen production site near Vlissingen, Netherlands. In addition, the Company has effectuated a 1-for-20 reverse stock split of its issued and outstanding common stock (the “Reverse Split”), which it hopes will increase the per share market price and position the Company more effectively in its pursuit of raising additional equity financing focusing on future acquisitions.

Effective as of the opening of market trading on October 6, 2020, the Company will trade under the symbol HCCCD for 20 business days to designate the Reverse Split, after which, the ticker symbol will change to VIHD. The Company’s common stock will trade under a new CUSIP number (92837Y101). Lastly, the company has relocated its corporate headquarters from Dallas, TX to Jersey City, NJ. As a result of the Reverse Split, the number of outstanding common shares will be reduced from 7,951,524 to 397,577, subject to adjustment for fractional shares. No fractional shares are to be issued, with fractional shares of common stock to be rounded up to the nearest whole share. It is not necessary for shareholders holding shares of the Company’s common stock in certificated form to exchange their existing stock certificates for new stock certificates of the Company in connection with the Reverse Split, although shareholders may do so if they wish. Shareholders should direct any questions concerning the Reverse Split to their broker or the Company’s transfer agent, VStock Transfer, at 212-828-8436.

Andrew Hidalgo, CEO of HCCC, commented, “HCCC has put forth significant efforts in developing solutions for the hydrogen economy. Our initial focus in off grid hydrogen energy systems has yet to develop fully and has caused us to change to the more lucrative hydrogen production market. Hydrogen, as a clean energy fueling source, is gaining momentum, especially in transportation where many premier automobile and truck manufacturers have introduced hydrogen fuel cell vehicles. We believe that changing our hydrogen market focus to hydrogen production will deliver better shareholder value in the year ahead. Looking forward, we are encouraged with the opportunities that exist in the evolving hydrogen economy.”

About the Company:

Vision Hydrogen Corporation (formerly, H/Cell Energy Corporation) is focused on hydrogen production for transportation and power requirements with a goal of contributing to a clean energy environment. Our commitment is to provide the highest quality hydrogen production, storage and distribution services for the hydrogen economy supply chain. The Company serves the residential, commercial and government sectors.

Forward Looking Statements:

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on current expectations and actual results could differ materially. The Company does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.

Contact:

Vision Hydrogen Corporation (formerly, H/Cell Energy Corporation)

Investor Relations

95 Christopher Columbus Drive, 16th Floor

Jersey City, NJ 07302

551-298-3600 USA